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                                                                   EXHIBIT 99.1






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                         WESTMORELAND AND PENN VIRGINIA
                              COMPLETE TRANSACTION
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COLORADO SPRINGS, CO -- May 15, 1996 -- Westmoreland Coal Company (NYSE:WCX)
today announced that it has completed a transaction with Penn Virginia Corporation (NASDAQ: PVIR) involving the relinquishment of certain coal reserves back to Penn Virginia. Westmoreland received a cash payment of $10.7 million and other consideration in exchange for the relinquishment of the reserves.

In addition to cash, the transaction grants Westmoreland an 18 month option to purchase Penn Virginia's 16% ownership interest in Westmoreland Resources, Inc. ("WRI") for $3.0 million. WRI is a profitable Powder River Basin mining operation located near Hardin, Montana which is jointly owned by the two companies and Morrison Knudsen Corporation. Westmoreland currently owns 60% of the operation and Morrison Knudsen 24%. Westmoreland is seeking to increase its position there to at least 80% for tax consolidation purposes. Westmoreland is seeking to utilize over $174 million in net operating loss (NOL) tax carryforwards.

The deal includes assignable access rights from Penn Virginia to Westmoreland to Westmoreland's Stone Mountain reserves, a large adjacent tract of high quality underground reserves owned in fee by the Company.

The Company also announced that it had agreed to sell its idled Wentz Complex to Stonega Mining and Processing Company and its idled Pine Branch Mining Inc. to Roaring Fork Mining Company in non-cash transactions expected to close at a later date. Each purchaser will assume certain reclamation and other liabilities.

Westmoreland retains the remainder of its idled Virginia Division operations and related coal reserves and continues to explore alternatives for these assets which include possible contract operations or sale. The Company also retains two profitable independent contract mining operations.

Westmoreland's President and Chief Executive Officer, Christopher K. Seglem said, "The Penn Virginia transaction represents the culmination of many months of difficult negotiations. We are pleased with the final outcome because it provides us with an attractive cash price and gives us strategic opportunities to enhance the value of other assets such as Westmoreland Resources and the Stone Mountain reserves. With this important step behind us we must now finalize plans for our remaining Virginia Division assets and continue to aggressively implement our acquisition strategy in order to secure the Company's future."

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          For further information contact Diane Jones (719) 448-5814.